UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

SYMMETRY MEDICAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582
(Address of Principal executive offices, including Zip Code)

(574) 268-2252
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 29, 2011 Symmetry Medical, Inc. (“Symmetry”) entered into a Senior Subordinated Credit Agreement with JP Morgan Mezzanine Capital LLC/FS Investment Corporation and GSO/Blackstone Debt Funds Management LLC under which they agreed to provide to Symmetry up to $65 million in senior subordinated financing (the “Mezzanine Agreement”).  Symmetry borrowed the entire $65 million on December 29, 2011.

Amounts outstanding under the Mezzanine Agreement bear interest at an annual rate of 14%.  Interest is payable in cash, provided that Symmetry may elect to pay up to 2% of the interest rate (i.e., one-seventh of each interest payment) in kind by adding that amount to the outstanding principal balance.  Symmetry may elect to repay the outstanding principal amount at any time, provided that, (i) with respect to any prepayment made on or prior to December 29, 2013, Symmetry pays a make-whole premium in an amount calculated in accordance with the Mezzanine Agreement in respect of the amount prepaid, (ii) with respect to any prepayment made after December 29, 2013 but on or prior to December 29, 2014, Symmetry pays a prepayment premium of 4% of the amount prepaid, and (iii) with respect to any prepayment made after December 29, 2014 but on or prior to December 29, 2015, Symmetry pays a prepayment premium of 2% of the amount prepaid.  Symmetry is also required to prepay amounts outstanding under the Mezzanine Agreement using the Net Cash Proceeds (as defined in the Mezzanine Agreement) of certain asset sales and issuances of debt or equity made by Symmetry during the term of the Mezzanine Agreement, in each case to the extent such Net Cash Proceeds are not used to repay Symmetry's senior indebtedness.  Symmetry is also required to make an offer (a "Change in Control Offer") to prepay all of the amounts outstanding under the Mezzanine Agreement at a price in cash equal to 101% of the outstanding principal amount thereunder in the event of a Change of Control (as defined in the Mezzanine Agreement).  Each lender under the Mezzanine Agreement may decline Symmetry's Change in Control offer or elect to accept the Change in Control Offer in whole or in part.  All principal and accrued interest under the Mezzanine Agreement must be repaid on December 29, 2017.

The Mezzanine Agreement includes customary representations, warranties and covenants made for the benefit of the parties to the Mezzanine Agreement.  The covenants include, but are not limited to, requirements to provide financial information and notice of other events to the lenders, to use the proceeds of the financing to complete the acquisition of certain assets of Codman & Shurtleff (“Codman”), a subsidiary of Johnson & Johnson, Inc., to maintain its corporate existence and to comply with laws, as well as restrictions on the incurrence of indebtedness, the creation or existence of liens, sales of assets, transactions with affiliates and other matters.  The Mezzanine Agreement also includes financial covenants requiring Symmetry to maintain specified ratios of Consolidated Total Funded Indebtedness (as defined in the Mezzanine Agreement) to Consolidated EBITDA (as defined in the Mezzanine Agreement) and of Consolidated EBITDA to Fixed Charges (as defined in the Mezzanine Agreement).  The Mezzanine Agreement includes customary events of default, including but not limited to, failure to pay any principal, interest, fees or other amounts when due, default under any covenant or any agreement in any loan document (subject to cure periods in some cases), cross-default with other debt agreements and certain bankruptcy and insolvency events.  While not secured by the Company’s assets, repayment of amounts outstanding under the Mezzanine Agreement is guaranteed by all of Symmetry’s United States subsidiaries.

The foregoing summary of the Mezzanine Agreement is not complete and is qualified in its entirety by the terms and conditions of that document, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

In a Form 8-K filed on December 15, 2011, Symmetry disclosed that it had entered into a material definitive agreement (the “Purchase Agreement”) for a transaction under which its subsidiary, Specialty Surgical Instrumentation, Inc. (“SSi”) would acquire the surgical instruments product portfolio and associated assets of Codman from Codman.  The resulting business will be based in Nashville, TN and will be called Symmetry Surgical.  The Purchase Agreement was attached to and filed with the December 15, 2011 Form 8-K.

On December 29, 2011 Symmetry completed the purchase of the Codman assets pursuant to the terms of the Purchase Agreement, with no revisions thereto.  The consideration paid for the Codman business was $165 million in cash, subject to certain post-closing adjustments for inventory, working capital and similar items.  Codman is an affiliate of DePuy Inc., a material customer of Symmetry.  The purchase price was determined through arms-length negotiation.  The purchase was funded through borrowings of $65 million under the Mezzanine Agreement described in response to Item 1.01 of this report and a $50 million term loan and $50 million in revolver borrowings under Symmetry's existing credit facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Mezzanine Agreement set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2011 the Board of Directors provided certain employees, including the Named Executive Officers, with certain bonuses related to the closing of the Codman acquisition.  Relative to the Named Executive Officers, the Board provided shares of restricted stock that vest upon the closing, but which may not be traded for six months thereafter to ensure a strong alignment between the Officers and the Shareholders relative to pursuing an effective integration of the Codman business.  The recipients and amounts include:  Thomas J. Sullivan, President and Chief Executive Officer (30,864 shares), Fred Hite, Chief Financial Officer (18,519 shares), Chris Huntington, COO of Symmetry Surgical and David Milne, SVP, General Counsel and Corporate Secretary (12,346 shares each) and Darin Martin, SVP of Quality and Regulatory (1,235 shares).  A copy of the form Restricted Stock Agreement through which the grants were made is attached hereto as Exhibit 10.2 and incorporated herein by reference.  The foregoing summary is qualified in its entirety by reference to the Restricted Stock Agreement.

Item 8.01.	Other Events.

On December 29, 2011, Symmetry issued a press release entitled “Symmetry Medical Closes Acquisition of Surgical Instruments Business of Codman & Shurtleff,” in which it announced that it had closed on the acquisition of the Codman business.  A copy of this press release is being furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by this Item are not included in this initial report and will be filed by amendment on or before 71 calendar days after the due date of this report on Form 8-K.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item in not included in this initial report and will be filed by amendment on or before 71 calendar days after the due date of this report on Form 8-K.

(d)	Exhibits.

10.1	Senior Subordinated Credit Agreement dated December 29, 2011
10.2	Form of Restricted Stock Agreement
99.1	“Symmetry Medical Closes Acquisition of Surgical Instruments Business of Codman & Shurtleff,” Press Release issued by Symmetry Medical, Inc. dated December 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: January 4, 2012	Name: Fred L. Hite
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Senior Subordinated Credit Agreement dated December 29, 2011.

10.2	Form of Restricted Stock Agreement.

99.1	“Symmetry Medical Closes Acquisition of Surgical Instruments Business of Codman & Shurtleff,” Press Release issued by Symmetry Medical, Inc. dated December 29, 2011.